Exhibit 3.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SPERO THERAPEUTICS, INC.”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF OCTOBER, A.D. 2017, AT 8:16 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

5448287 8100	Authentication: 203431174
SR# 20176708286	Date: 10-20-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:16 AM 10/20/2017
FILED 08:16 AM 10/20/2017
SR 20176708286 - File Number 5448287

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

SPERO THERAPEUTICS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Spero Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is Spero Therapeutics, Inc. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 2013 under the name Spero OpCo, Inc. A Certificate of Amendment to the Certificate of Incorporation was filed on June 16, 2017 to, among other things, change the name of the Corporation from Spero OpCo, Inc. to Spero Therapeutics, Inc. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 29, 2017 (the “Restated Certificate of Incorporation”).

2. Pursuant to Sections 141 and 242 of the DGCL, the Board of Directors of the Corporation (the “Board”), by way of unanimous written consent dated October 16, 2017, duly adopted resolutions approving the amendment to the Certificate of Incorporation and declared said amendment to be advisable and in the best interests of the Corporation. The resolutions provide that the Certificate of Incorporation be further amended as set forth below.

3. Pursuant to Sections 228(a) and 242 of the DGCL, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the DGCL.

4. The Restated Certificate of Incorporation is hereby amended to effect a reverse stock split of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), by inserting the following new paragraph immediately following the first paragraph of Article Fourth thereof:

“Effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation, every 6.0774 shares of Common Stock issued and outstanding or held in treasury immediately prior to such time shall be changed, combined and reclassified into one (l) whole share of Common Stock, which shares shall be fully paid and nonassessable shares of Common Stock; provided, however, that in lieu of issuing fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (after aggregating all fractions of a share to which such stockholder would otherwise be entitled), the Corporation shall take such actions as permitted by and in accordance with Section 155 of the DGCL.”

5.     Further, Subsection 5.1 of Section B of Article Fourth of the Certificate of Incorporation is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in gross proceeds of at least $50,000,000 to the Corporation (a “Qualified IPO”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of a Majority Preferred Interest (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation.

6.     This Certificate of Amendment to Certificate of Incorporation, as filed under Section 242 of the DGCL, has been duly authorized in accordance therewith.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by its duly authorized Chief Executive Officer and President this 20th day of October, 2017.

SPERO THERAPEUTICS, INC.

By:	/s/ Ankit Mahadevia
Ankit Mahadevia
Chief Executive Officer and President